Exhibit 4(b)
CONTRACT SPECIFICATIONS

Contract Number:                                          [0123456]

Annuitant:                                                      [John Doe]

Age at Issue:                                                  [35]

Contract Date:                                               [May 1, 2010]

Initial Purchase Payment:                              [$50,000]

Maturity Date:                                                [May 1, 2065]

Owner(s):                                                      [John Doe]
                  [Mary Doe]

Death Benefit on Contract Date: [Guarantee of Principal]

PURCHASE PAYMENT AND ALLOCATION REQUIREMENTS:

Minimum Subsequent Gross Purchase Payment Transmitted Electronically: [$25]
Minimum Subsequent Gross Purchase Payment Transmitted Other Than Electronically: [$100]
Minimum Allocation to Any One Variable Subaccount: [$20]
[Minimum Allocation to the DCA Fixed Account: [$1,500] ]

ACCOUNT FEE:
    The Account Fee is [$0] per Contract Year.

SALES CHARGE:
   A Sales Charge does not apply to this Contract.

VARIABLE ACCOUNT:

    [Lincoln New York Account N for Variable Annuities]

DCA FIXED ACCOUNT:

Minimum Guaranteed Interest Rate: 3.00%

VARIABLE ACCOUNT REQUIREMENTS:

MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE PRIOR TO THE ANNUITY
COMMENCEMENT DATE:

We assess a daily charge equal on an annual basis to the percentages shown of the average daily net asset value of each Variable Subaccount. The daily charge on an annualized basis will not exceed the percentages shown. If, on the Contract Date, one of the below listed Death Benefit Option(s) has been selected, the Mortality and Expense Risk and Administrative Charge will be as indicated for the Death Benefit Option selected.

Death Benefit Option(s):                  Charge:
[Contract Value Death Benefit:                0.75%]
[Guarantee of Principal Death Benefit:             0.80%]
Enhanced Guaranteed Minimum Death Benefit:          0.90%]

30070ANY 5/03 CD2(3-10)             3.1                                        [InvestmentSolutions]

MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE ON OR AFTER THE ANNUITY
COMMENCEMENT DATE: [0.65%]

    The daily charge on an annualized basis will not exceed the perceentage shown.

TRANSFER REQUIREMENTS PRIOR TO THE ANNUITY COMMENCEMENT DATE:
    Transfers cannot be made during the first [30] days.

   LNY reserves the right to require a [30] day minimum time period between each transfer. This requirement will be imposed as required by an Variable Subaccount involved in the transfer or by LNY if we deem the transfer to be short-term market timing.

Maximum Number of Transfers: [12] per Contract Year, excluding automatic DCA transfers. There will be no fee imposed for these [twelve (12)] transfers. Transfers in excess of [12] per Contract Year must be authorized by LNY. LNY reserves the right to impose a fee for any transfer in excess of [12] per Contract Year. This feel will not exceed [$25] per transfer

Variable Account:

Minimum Single Transfer Amount from a Variable Subaccount: The lesser of 1) [$300]; or 2) the remaining amount in the Variable Subaccount. Transfers to the DCA Fixed Account are not allowed.

Minimum Transfer Amount to a Variable Subaccount: [$300]

Fixed Account:

Minimum Single Transfer Amount from the DCA Fixed Account: The lesser of 1) [$300]; or 2) the remaining amount in the DCA Fixed Account. This restriction does not apply to automatic DCA transfers.

30070ANY 5/03 CD2(3-10)             3.2                                        [InvestmentSolutions]

WITHDRAWAL AND SURRENDER REQUIREMENTS:

Minimum Partial Withdrawal Amount: [$100]

DEATH BENEFIT REQUIREMENTS PRIOR TO THE ANNUITY COMMENCEMENT DATE:

The Owner may select a Death Benefit Option to be effective as of the Contract Date. If no Death Benefit Option is selected, the Guarantee of Principal Death Benefit will be the Death Benefit Option effective as of the Contract Date.

ANNUITY PAYMENT REQUIREMENTS:

Determination of the First Annuity Payment Date:

For 100% Fixed Annuity Payment, the Annuity Payment Date must be at least 30 days after the Annuity Commencement Date. If any portion of the annuity payment will be on a variable basis, the Annuity Payment Date will be 14 days after the Annuity Commencement Date. The Annuity Unit value, if applicable, and Contract Value used to effect annuity payments will be determined as of the Annuity Commencement Date.

Minimum Annuity Payment Amount: [$100]

Minimum Guaranteed Interest Rate for the Fixed Annuity Payment: [1.50%]

Assumed Investment Rate for the Variable Annuity Payment: [3%, 4% or 5%]

WITH A MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE OF [0.75%], THE SMALLEST RATE OF INVESTMENT RETURN REQUIRED TO ENSURE THAT THE DOLLAR AMOUNT OF VARIABLE ANNUITY PAYMENTS DOES NOT DECREASE IS:

[3.75%] FOR VARIABLE ANNUITY OPTIONS BASED ON AN ASSUMED INVESTMENT RATE OF 3.0% PER YEAR; OR
[4.75%] FOR VARIABLE ANNUITY OPTIONS BASED ON AN ASSUMED INVESTMENT RATE OF 3.0% PER YEAR; OR
[5.75%] FOR VARIABLE ANNUITY OPTIONS BASED ON AN ASSUMED INVESTMENT RATE OF 3.0% PER YEAR; OR

30070ANY 5/03 CD2(3-10)             3.3                                        [InvestmentSolutions]